HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
Executive Vice President & CFO	Director of Investor Relations
732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FIRST QUARTER FISCAL 2010 RESULTS

RED BANK, NJ, March 2, 2010 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its first quarter ended January 31, 2010.

RESULTS FOR THE THREE MONTH PERIOD ENDED JANUARY 31, 2010:

•	Total revenues were $319.6 million for the first three months of fiscal 2010 compared with $373.8 million in the same quarter a year ago.

•

Homebuilding gross margin, before interest expense included in cost of sales, increased for the fifth consecutive quarter to 16.0% for the first quarter of 2010, compared to 5.7% in the fiscal 2009 first quarter and 13.2% in the 2009 fourth quarter.

•

For the first quarter of fiscal 2010, the after-tax net income was $236.2 million, or $2.97 per fully diluted common share, compared with a net loss of $178.4 million, or $2.29 per common share, in the first quarter of the previous year. As a result of tax legislation changes, the after-tax net income included a federal income tax benefit of $291.3 million.

•

Pre-tax land-related charges for the first quarter ended January 31, 2010 were $5.0 million, including land impairments of $3.3 million and write-offs of predevelopment costs and land deposits of $1.7 million compared to $132.0 million of pre-tax land-related charges during the first quarter of fiscal 2009.

•

Net contracts per active selling community increased 31% to 5.1 net contracts per active selling community in the first quarter of fiscal 2010 from 3.9 in last year’s first quarter. However, primarily due to a 27% decrease in active selling communities, the number of net contracts for the first quarter of fiscal 2010, excluding unconsolidated joint ventures, decreased 5% to 912 homes compared with the same quarter a year ago.

•	Deliveries, excluding unconsolidated joint ventures, were 1,091 homes for the quarter ended January 31, 2010, a 10% decrease from 1,208 homes in the first quarter of fiscal 2009.

•

The contract cancellation rate, excluding unconsolidated joint ventures, for the first quarter of fiscal 2010 was 21%, compared with the contract cancellation rate of 31% in the prior year’s first quarter. The 2010 first quarter cancellation rate of 21% represents the lowest cancellation rate since the second quarter of 2005.

•	During the first quarter, the tax asset valuation allowance decreased from $987.6 million at the end of the fourth quarter of 2009 to $706.1 million as of January 31, 2010, primarily due to the recognition of the net operating loss carryback benefit resulting from the tax law change in November 2009. The valuation allowance is a non-cash reserve against the tax assets for GAAP purposes. For tax purposes, the tax deductions associated with the tax assets may be carried forward for 20 years from the date the deductions were incurred.

CASH AND INVENTORY AS OF JANUARY 31, 2010:

•

At January 31, 2010, homebuilding cash was $449.6 million, including restricted cash required to collateralize letters of credit. This cash position does not include the $274.1 million federal income tax refund that was received early in the second quarter or an additional federal income tax refund for approximately $17.2 million expected to be received later in the year.

•	Cash flow during the first quarter of fiscal 2010 was negative $74.7 million. During the quarter, $77.1 million of cash was spent on land purchases and $22.3 million of cash was used to retire debt.

•	As of January 31, 2010, the consolidated land position was 28,433 lots, consisting of 10,952 lots under option and 17,481 owned lots.

•

The owned lot position increased by approximately 1,000 lots from the end of the fourth quarter of 2009 to the end of the first quarter of 2010, through the delivery of 1,100 homes and the purchase of 2,100 lots. The optioned lot position decreased by approximately 400 lots over the same period of time, as a result of walking away from 300 lots, purchasing 1,500 lots that were previously optioned and signing options for an additional 1,400 lots.

•

Recently identified land deals accounted for approximately 1,550 of the lots purchased during the first quarter of 2010, including approximately 650 lots previously controlled under a rolling option agreement that were purchased in bulk at a 68% discount to the option price.

•	Started unsold homes, excluding models, declined 37%, to 725 at January 31, 2010 compared to 1,142 at the end of last year’s first quarter.

OTHER KEY OPERATING DATA:

•

Contract backlog, as of January 31, 2010, excluding unconsolidated joint ventures, was 1,593 homes with a sales value of $505.4 million, a decrease of 4% and 5%, respectively, compared to January 31, 2009.

•	During the first quarter of fiscal 2010, home deliveries through unconsolidated joint ventures were 38 homes, compared with 75 homes in the first quarter of the previous year.

COMMENTS FROM MANAGEMENT:

“The first quarter saw the typical seasonal home buying patterns that we would expect,” commented Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer. “Traffic and net contracts dropped off around the Thanksgiving holiday, and we began to see a pickup in traffic and net contracts during the last half of January and into February. In the first quarter, we continued to see a couple of positive year-over-year comparisons, including an increase in gross margins and an increase in net contracts per active selling community.”

“We are pleased to see the market for new land deals begin to thaw out a bit and we continue to diligently pursue new land opportunities where we can make normalized returns based on today’s home prices and sales absorption levels. Adhering to sound land underwriting assumptions will reduce risk and prove beneficial to our future financial performance,” Mr. Hovnanian continued.

“We opened ten communities during the first quarter,” stated J. Larry Sorsby, Executive Vice President and Chief Financial Officer. “After nine consecutive quarters of decline, our community count stabilized on a sequential basis at 179 communities at the end of the first quarter, which was the same as the community count at the end of our fiscal year. As we take steps to return the Company to profitability, we must acquire additional new land parcels so that we can start growing our community count, which will boost revenues and drive greater operating efficiencies,” said Mr. Sorsby.

“It is encouraging that we have been able to continue to report improving margins and year-over-year increases in sales absorption rates. Although we remain cautiously optimistic, several headwinds such as persistently high unemployment levels, the expiration of the federal homebuyers tax credit and the threat of more foreclosures continue to hinder a sustainable recovery in the housing market,” concluded Mr. Hovnanian.

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2010 first quarter financial results conference call at 11:00 a.m. E.T. on Wednesday, March 3, 2009. The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Website at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Website at http://www.khov.com. The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes, Oster Homes and CraftBuilt Homes. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2009 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and before inventory impairment loss and land option write-offs and gain on extinguishment of debt (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (GAAP) financial measures. The most directly comparable GAAP financial measure is net income (loss). The reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is presented in a table attached to this earnings release.

Cash flow is a non-GAAP financial measure. The most directly comparable GAAP financial measure is Net Cash provided by (or used in) Operating Activities. The Company uses cash flow to mean the amount of Net Cash provided by (or used in) Operating Activities for the period, as reported on the Condensed Consolidated Statement of Cash Flows, excluding changes in mortgage notes receivable at the mortgage company, plus (or minus) the amount of Net Cash provided by (or used in) Investing Activities. For the first quarter of 2010, cash flow was negative $74.7 million, which was derived from $51.3 million from net cash used in operating activities less the change in mortgage notes receivable of $23.0 million less $0.4 million of net cash used in investing activities.

Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt is a non-GAAP financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes. The reconciliation of Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt to Loss Before Income Taxes is presented in a table attached to this earnings release.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness, (13) operations through joint ventures with third parties, (14) product liability litigation and warranty claims, (15) successful identification and integration of acquisitions, (16) significant influence of the Company’s controlling stockholders, (17) geopolitical risks, terrorist acts and other acts of war and (18) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2009.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.
January 31, 2010
Statements of Consolidated Operations
(Dollars in Thousands, Except Per Share)
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Total Revenues	$319,645	$373,784
Costs and Expenses (a)	376,814	608,541
Gain on Extinguishment of Debt	2,574	79,520
Loss from Unconsolidated Joint Ventures	(373)	(22,589)
Loss Before Income Taxes	(54,968)	(177,826)
Income Tax (Benefit) Provision	(291,157)	584
Net Income (Loss)	$236,189	$(178,410)

Per Share Data:
Basic:
Income (Loss) Per Common Share	$3.01	$(2.29)
Weighted Average Number of
Common Shares Outstanding (b)	78,553	78,043
Assuming Dilution:
Income (Loss) Per Common Share	$2.97	$(2.29)
Weighted Average Number of
Common Shares Outstanding (b)	79,536	78,043

(a) Includes inventory impairment loss and land option write-offs.
(b) For periods with a net loss, basic shares are used in accordance with GAAP rules.

Hovnanian Enterprises, Inc.
January 31, 2010
Reconciliation of Loss Before Income Taxes Excluding Land-Related
Charges, Intangible Impairments and Gain on Extinguishment of Debt to Loss Before Income Taxes
(Dollars in Thousands)
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Loss Before Income Taxes	$(54,968)	$(177,826)
Inventory Impairment Loss and Land Option Write-Offs	4,966	110,181
Unconsolidated Joint Venture Investment, Intangible and Land-Related Charges	-	21,824
Gain on Extinguishment of Debt	(2,574)	(79,520)
Loss Before Income Taxes Excluding
Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt(a)	$(52,576)	$(125,341)

(a) Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt is a non-GAAP Financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes.

Hovnanian Enterprises, Inc.
January 31, 2010
Gross Margin
(Dollars in Thousands)
	Homebuilding Gross Margin
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Sale of Homes	$309,353	$359,052
Cost of Sales, Excluding Interest (a)	259,808	338,430
Homebuilding Gross Margin, Excluding Interest	49,545	20,622
Homebuilding Cost of Sales Interest	19,848	22,604
Homebuilding Gross Margin, Including Interest	$29,697	$(1,982)

Gross Margin Percentage, Excluding Interest	16.0%	5.7%
Gross Margin Percentage, Including Interest	9.6%	(0.6)%

	Land Sales Gross Margin
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Land Sales	$700	$2,799
Cost of Sales, Excluding Interest (a)	8	2,245
Land Sales Gross Margin, Excluding Interest	692	554
Land Sales Interest	-	525
Land Sales Gross Margin, Including Interest	$692	$29

(a) Does not include cost associated with walking away from land options or inventory impairment losses which are recorded as Inventory impairment loss and land option write-offs in the Consolidated Statements of Operations.

Hovnanian Enterprises, Inc.
January 31, 2010
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Dollars in Thousands)
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Net Income (Loss)	$236,189	$(178,410)
Income Tax (Benefit) Provision	(291,157)	584
Interest Expense	45,455	47,359
EBIT (a)	(9,513)	(130,467)
Depreciation	3,386	5,298
Amortization of Debt Costs	806	1,660
EBITDA (b)	(5,321)	(123,509)
Inventory Impairment Loss and Land Option Write-offs	4,966	110,181
Gain on Extinguishment of Debt	(2,574)	(79,520)
Adjusted EBITDA (c)	$(2,929)	$(92,848)

Interest Incurred	$40,141	$53,510

Adjusted EBITDA to Interest Incurred	(0.07)	(1.74)

(a) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income (loss). EBIT represents earnings before interest expense and income taxes.

(b) EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income (loss). EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

(c) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income (loss). Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, inventory impairment loss and land option write-offs, and gain on extinguishment of debt.

Hovnanian Enterprises, Inc.
January 31, 2010
Interest Incurred, Expensed and Capitalized
(Dollars in Thousands)
	Three Months Ended
	January 31,
	2010	2009
	(Unaudited)
Interest Capitalized at Beginning of Period	$164,340	$170,107
Plus Interest Incurred	40,141	53,510
Less Interest Expensed	45,455	47,359
Interest Capitalized at End of Period (a)	$159,026	$176,258

(a) The Company incurred significant inventory impairments in recent quarters, which are determined based on total inventory including capitalized interest. However, the capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands Except Share Amounts)

	January 31, 2010	October 31, 2009
ASSETS	(unaudited)	(1)

Homebuilding:
Cash and cash equivalents	$328,312	$419,955

Restricted cash	138,694	152,674

Inventories:
Sold and unsold homes and lots under development	611,636	631,302

Land and land options held for future
development or sale	390,836	372,143

Consolidated inventory not owned:
Specific performance options	24,117	30,534
Variable interest entities	38,506	45,436
Other options	24,860	30,498

Total consolidated inventory not owned	87,483	106,468

Total inventories	1,089,955	1,109,913

Investments in and advances to unconsolidated
joint ventures	39,392	41,260

Receivables, deposits, and notes	55,044	44,418

Property, plant, and equipment – net	71,090	73,918

Prepaid expenses and other assets	94,212	98,159

Total homebuilding	1,816,699	1,940,297

Financial services:
Cash and cash equivalents	4,752	6,737
Restricted cash	1,867	4,654
Mortgage loans held for sale or investment	45,528	69,546
Other assets	2,361	3,343

Total financial services	54,508	84,280

Income taxes receivable - including net deferred
tax benefits	228,980	-

Total assets	$2,100,187	$2,024,577

(1) Derived from the audited balance sheet as of October 31, 2009.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands Except Share Amounts)
	January 31, 2010	October 31, 2009
LIABILITIES AND EQUITY	(unaudited)	(1)

Homebuilding:
Nonrecourse land mortgages	$3,658	$ -
Accounts payable and other liabilities	289,927	325,722
Customers’ deposits	14,856	18,811
Nonrecourse mortgages secured by operating
properties	21,300	21,507
Liabilities from inventory not owned	78,222	96,908

Total homebuilding	407,963	462,948

Financial services:
Accounts payable and other liabilities	9,608	14,507
Mortgage warehouse line of credit	33,264	55,857

Total financial services	42,872	70,364

Notes payable:
Senior secured notes	783,497	783,148
Senior notes	812,384	822,312
Senior subordinated notes	131,330	146,241
Accrued interest	32,835	26,078

Total notes payable	1,760,046	1,777,779

Income tax payable	-	62,354

Total liabilities	2,210,881	2,373,445

Equity:
Hovnanian Enterprises, Inc. stockholders’ equity deficit:
Preferred stock, $.01 par value - authorized 100,000
shares; issued 5,600 shares at January 31,
2010 and at October 31, 2009 with a
liquidation preference of $140,000	135,299	135,299
Common stock, Class A, $.01 par value – authorized
200,000,000 shares; issued 74,626,006 shares at
January 31, 2010 and 74,376,946 shares at
October 31, 2009 (including 11,694,720
shares at January 31, 2010 and 11,694,720 shares at
October 31, 2009 held in Treasury)	746	744
Common stock, Class B, $.01 par value (convertible
to Class A at time of sale) – authorized
30,000,000 shares; issued 15,257,143 shares at
January 31, 2010 and 15,265,067 shares at
October 31, 2009 (including 691,748 shares at
January 31, 2010 and 691,748 shares at October 31, 2009 held in
Treasury)	153	153
Paid in capital - common stock	457,453	455,470
Accumulated deficit	(589,818)	(826,007)
Treasury stock - at cost	(115,257)	(115,257)

Total Hovnanian Enterprises, Inc. stockholders’ equity deficit	(111,424)	(349,598)

Non-controlling interest in consolidated joint ventures	730	730

Total equity deficit	(110,694)	(348,868)

Total liabilities and equity	$2,100,187	$2,024,577

(1) Derived from the audited balance sheet as of October 31, 2009.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data) (unaudited)

	Three Months Ended January 31,
	2010	2009
Revenues:
Homebuilding:
Sale of homes	$309,353	$359,052
Land sales and other revenues	2,686	6,413

Total homebuilding	312,039	365,465
Financial services	7,606	8,319

Total revenues	319,645	373,784

Expenses:
Homebuilding:
Cost of sales, excluding interest	259,816	340,675
Cost of sales interest	19,848	23,129
Inventory impairment loss and land option write-offs	4,966	110,181

Total cost of sales	284,630	473,985

Selling, general and administrative	43,072	71,044

Total homebuilding expenses	327,702	545,029

Financial services	5,395	6,748

Corporate general and administrative(1)	16,213	30,910

Other interest(2)	25,607	24,230

Other operations	1,897	1,624

Total expenses	376,814	608,541

Gain on extinguishment of debt	2,574	79,520

Loss from unconsolidated joint
ventures	(373)	(22,589)

Loss before income taxes	(54,968)	(177,826)

State and federal income tax (benefit) provision:
State	171	555
Federal	(291,328)	29

Total taxes	(291,157)	584

Net income (loss)	$236,189	$(178,410)

Per share data:
Basic:
Income (loss) per common share	$3.01	$(2.29)
Weighted average number of common
shares outstanding	78,553	78,043

Assuming dilution:
Income (loss) per common share	$2.97	$(2.29)
Weighted average number of common
shares outstanding	79,536	78,043

(1) Includes expenses related to canceled stock options of $12.3 million for the three months ended January 31, 2009.

(2) Beginning in the third quarter of fiscal 2008, our assets that qualify for interest capitalization (inventory under development) no longer exceed our debt and therefore the portion of interest not covered by qualifying assets must be directly expensed. As our inventory balances have continued to decrease, the amount of interest required to be directly expensed has increased.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)					Communities Under Development
					Three Months - 01/31/2010
		Net Contracts(1)			Deliveries
		Three Months Ended			Three Months Ended			Contract Backlog
		January 31,			January 31,			January 31,
		2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Northeast
	Home	130	139	(6.5)%	168	194	(13.4)%	419	442	(5.2)%
	Dollars	$ 55,379	$ 65,345	(15.3)%	$ 68,714	$ 86,236	(20.3)%	$ 181,398	$ 193,533	(6.3)%
	Avg. Price	$ 425,992	$ 470,108	(9.4)%	$ 409,012	$ 444,515	(8.0)%	$ 432,933	$ 437,857	(1.1)%
Mid-Atlantic
	Home	126	136	(7.4)%	182	183	(0.5)%	330	338	(2.4)%
	Dollars	$ 46,949	$ 42,259	11.1%	$ 66,076	$ 68,995	(4.2)%	$ 131,587	$ 139,210	(5.5)%
	Avg. Price	$ 372,611	$ 310,728	19.9%	$ 363,055	$ 377,022	(3.7)%	$ 398,748	$ 411,864	(3.2)%
Midwest
	Home	85	104	(18.3)%	111	113	(1.8)%	227	282	(19.5)%
	Dollars	$ 16,421	$ 18,836	(12.8)%	$ 23,404	$ 26,872	(12.9)%	$ 40,574	$ 54,552	(25.6)%
	Avg. Price	$ 193,188	$ 181,115	6.7%	$ 210,847	$ 237,805	(11.3)%	$ 178,740	$ 193,447	(7.6)%
Southeast
	Home	72	117	(38.5)%	94	157	(40.1)%	113	123	(8.1)%
	Dollars	$ 17,236	$ 20,063	(14.1)%	$ 24,677	$ 34,015	(27.5)%	$ 28,652	$ 31,896	(10.2)%
	Avg. Price	$ 239,389	$ 171,479	39.6%	$ 262,521	$ 216,656	21.2%	$ 253,558	$ 259,317	(2.2)%
Southwest
	Home	356	282	26.2%	379	370	2.4%	328	332	(1.2)%
	Dollars	$ 79,656	$ 60,497	31.7%	$ 82,124	$ 86,605	(5.2)%	$ 76,561	$ 75,797	1.0%
	Avg. Price	$ 223,753	$ 214,528	4.3%	$ 216,686	$ 234,068	(7.4)%	$ 233,421	$ 228,304	2.2%
West
	Home	143	183	(21.9)%	157	191	(17.8)%	176	143	23.1%
	Dollars	$ 36,041	$ 30,519	18.1%	$ 44,358	$ 56,329	(21.3)%	$ 46,638	$ 36,043	29.4%
	Avg. Price	$ 252,035	$ 166,770	51.1%	$ 282,535	$ 294,916	(4.2)%	$ 264,994	$ 252,049	5.1%
Consolidated Total
	Home	912	961	(5.1)%	1,091	1,208	(9.7)%	1,593	1,660	(4.0)%
	Dollars	$ 251,682	$ 237,519	6.0%	$ 309,353	$ 359,052	(13.8)%	$ 505,410	$ 531,031	(4.8)%
	Avg. Price	$ 275,967	$ 247,158	11.7%	$ 283,550	$ 297,228	(4.6)%	$ 317,271	$ 319,898	(0.8)%
Unconsolidated Joint Ventures
	Home	49	43	14.0%	38	75	(49.3)%	170	231	(26.4)%
	Dollars	$ 23,628	$ 14,122	67.3%	$ 20,900	$ 24,512	(14.7)%	$ 88,377	$ 146,330	(39.6)%
	Avg. Price	$ 482,204	$ 328,442	46.8%	$ 550,000	$ 326,827	68.3%	$ 519,865	$ 633,463	(17.9)%
Total
	Home	961	1,004	(4.3)%	1,129	1,283	(12.0)%	1,763	1,891	(6.8)%
	Dollars	$ 275,310	$ 251,641	9.4%	$ 330,253	$ 383,564	(13.9)%	$ 593,787	$ 677,361	(12.3)%
	Avg. Price	$ 286,483	$ 250,638	14.3%	$ 292,518	$ 298,959	(2.2)%	$ 336,807	$ 358,203	(6.0)%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.